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                                                                   Exhibit 3(11)

                              EMPLOYMENT AGREEMENT

                  This Employment Agreement (the "Agreement") is made and entered into as of this __ day of May, 1998 by and between XENOTECH, INC., a Canadian corporation (the "Company"), and Neil W. Speakman (the "Employee").


                              W I T N E S S E T H:


                  WHEREAS, the Company desires to employ the Employee as the Executive Vice President and Chief Operating Officer of the Company; and

                  WHEREAS, the Employee desires to serve the Company as its Executive Vice President and Chief Operating Officer; and

                  WHEREAS, the Company and the Employee desire to enter into an employment agreement that shall set forth their respective duties, obligations and responsibilities;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as set forth below.

                  1. EMPLOYMENT AND DUTIES. The Company agrees to and does hereby employ the Employee, and the Employee does hereby accept employment with the Company, as the Vice President and Chief Operating Officer of the Company, to operate and manage the business and operations of the Company with all the authority customarily afforded to a chief operating officer subject to the normal supervision and authority of the Board of Directors of the Company, and to perform such other duties which are consistent with such position as are from time to time delegated to the Employee by the Board of Directors of the Company. The Employee will perform all services and acts necessary in such capacities to properly manage the Company, and the Employee shall endeavor in good faith to perform his duties in an efficient, faithful and businesslike manner.

                  2. TERM OF AGREEMENT. The provisions of this Agreement shall remain in full force and effect and the employment of the Employee with the Company shall continue until terminated by a written Notice of Termination (as described in Section 5(c)) provided by either the Company or the Employee. In addition, notwithstanding the previous sentence, this Agreement may be terminated at any time by mutual agreement of the parties hereto or by the Company at any time following the date on which the Employee attains age sixty-five (65) (hereinafter termination of this Agreement by the Company after the Employee has attained age sixty-five (65) shall be referred to as "Retirement").



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                  3. COMPENSATION. During the term of this Agreement, the
Employee shall be paid a base salary, payable in accordance with the Company's normal payroll practice. The Employee's initial base salary shall be Fifteen Thousand Dollars ($15,000) per month. The base salary payable to the Employee shall be reviewed annually for increase effective each July 1st during the term of this Agreement. In addition, the Employee shall participate in any bonus plan which is currently in effect or which may be established by the Company (the "Bonus Plan"). Any bonus payable shall be determined under the provisions of the Bonus Plan, and shall be payable as soon as practical after determination of the bonus amount, but not later than seventy-five (75) days after the end of the Company's fiscal year.

                  4. OTHER EMPLOYEE FRINGE BENEFITS.

                           a.  IN GENERAL.  The Company shall further provide
the Employee with health and life insurance coverage, sick leave and disability programs, tax-qualified retirement plan contributions, stock option plans, paid holidays and vacations, perquisites, and such other fringe benefits of employment as the Company may provide from time to time to actively employed, disabled, deceased, retired, or otherwise terminated, as applicable, senior executives of the Company.

                           b.  SUPPLEMENTAL  BENEFITS.  The Company shall also
provide the Employee with the following supplemental benefits:

                                    (i)   VACATION.  The Employee will be
entitled to total vacation leave during the term of this Agreement of four (4) weeks per year at such time as agreed between the Employee and the Company.

                                    (ii)  AUTOMOBILE. The Company shall lease on
behalf of the Employee during the term of this Agreement an automobile with a retail value up to forty thousand dollars ($40,000).

                                    (iii) SERP. The Employee will be entitled to
participate, at a level commensurate with his position and his base salary, in any Supplemental Executive Retirement Plan (the "SERP") which is currently in effect or which may be established by the Company. The Employee's participation in and benefit under the SERP shall be determined in accordance with the terms and conditions of the SERP.

                                    (iv)  STOCK OPTION PLAN.  The Employee will
be entitled to participate, at a level commensurate with his position and his base salary, in any stock option plan which is currently in effect or which may be established by the Company (the "Stock Plan"). The Employee's participation in the Stock Plan shall be determined in accordance with the terms and conditions of the Stock Plan.

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                  5. TERMINATION OF EMPLOYMENT.

                           a.  TERMINATION OF EMPLOYMENT BY THE COMPANY.  The
Employee's employment hereunder may be terminated by the Company without any breach of this Agreement only under the following circumstances:

                                    (i)   DEATH, DISABILITY OR RETIREMENT.  The
Employee's employment hereunder shall terminate upon his death and may be terminated by the Company in the event of his Disability or Retirement. For purposes of this Agreement, the term "Disability" shall mean the inability of the Employee due to illness (mental or physical), accident, or otherwise, to perform his duties for any period of ninety (90) consecutive days, as determined by an independent physician selected by the Company and reasonably acceptable to the Employee (or his legal representative), provided that the Employee does not return to work on substantially a full-time basis within thirty (30) days after Notice of Termination is given by the Company pursuant to the provisions of Sections 5(c) and 5(d)(ii).

                                    (ii)  CAUSE. The Company may terminate the
Employee's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment hereunder only upon (a) his conviction of a felony involving moral turpitude, provided that such conviction would at the time have a material adverse effect on the Company in the reasonable opinion of the Board of Directors of the Company, (b) gross and willful misconduct by the Employee which is deemed, by the Company's Board of Directors, to be injurious to the Company, (c) a finding of gross dishonesty of the Employee, (d) willful malfeasance or gross negligence, or failure to act involving material non-feasance, provided that in the case of such gross negligence or material non-feasance it would at the time have a material adverse effect on the Company in the reasonable opinion of the Board of Directors of the Company, (e) insubordination or refusal to perform assigned duties consistent with those contained in Section 1, or (f) the Employee's material breach of his obligations contained in Section 8.

                           b. TERMINATION OF EMPLOYMENT BY EMPLOYEE.  The
Employee may terminate his employment at any time. However, he shall be deemed to have terminated his employment for "Good Reason" only if he terminated his employment by giving Notice of Termination pursuant to Sections 5(c) and 5(d)(iii) within ninety (90) days after the occurrence of any of the following events (provided the Company does not cure such event within thirty (30) days following its receipt of the Employee's Notice of Termination):

                                    (i)   Without the Employee's prior written
consent, the Company assigns the Employee to duties materially inconsistent in any respect with his position, authority, duties or responsibilities as set forth in Section 1, or takes any other action that results in a material diminution in such position, authority, duties, or responsibilities, including, but not limited to, failing to re-appoint or reelect the Employee to any such position (other than upon Retirement).

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                                    (ii)  The Employee's base salary, or his
annual or long-term Bonus Award under any Bonus Plan of the Company which is then in effect, is reduced for any reason other than in connection with the termination of his employment.

                                    (iii) After a Change in Control (as defined
in Section 7), within each twelve (12) month period (as described in Section 3), the Company increases the base salary for senior executive officers of the Company generally without similarly increasing the base salary of the Employee.

                                    (iv)  For any reason other than in
connection with the termination of the Employee's employment, the Company materially reduces fringe benefits provided to the Employee under Section 4, unless the Company agrees, as evidenced by the Employee's written consent, to fully compensate the Employee for any such material reduction.

                                    (v)   The assignment of the Employee,
without his prior written consent, to a Company office located outside of the State of California.

                                    (vi)  The Company's failure to obtain an
agreement from any successor or assign of the Company to assume and to agree to perform this Agreement.

                                    (vii) The Company otherwise materially
breaches its obligations to make payments to the Employee under this Agreement.

                           c. NOTICE OF TERMINATION.  Any termination of the
Employee's employment by the Company hereunder, or by the Employee other than termination upon the Employee's death, shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a notice that shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

                           d. DATE OF TERMINATION.  For purposes of this
Agreement, an applicable "Date of Termination" means:

                                    (i)   If the Employee's employment is
terminated by his death, the date of his death.

                                    (ii)  If the Employee's employment is
terminated by the Company as a result of Disability or Retirement pursuant to
Section 5(a)(i) or for Cause pursuant to Section 5(a)(ii), the date that is thirty (30) days after Notice of Termination is given (provided that in the case of termination for Disability, the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period).

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                                    (iii) If the Employee terminates his
employment for Good Reason pursuant to Section 5(b), the date that is thirty
(30) days after Notice of Termination is given (provided that the Company does not cure such event during that thirty (30) day period).

                                    (iv)  If the Employee terminates his
employment other than for Good Reason, the date that is one (1) month after Notice of Termination is given.

                                    (v)   If the Employee's employment is
terminated by the Company other than for Cause, the date that is one (1) month after Notice of Termination is given.

                  6. AMOUNTS PAYABLE UPON TERMINATION OF EMPLOYMENT OR DURING DISABILITY.

                           a. DEATH OR RETIREMENT.  If the Employee's
employment is terminated by his death or at Retirement, the Employee's beneficiary (in the case of death) (as designated by the Employee in writing with the Company prior to his death) or the Employee (in the case of Retirement) shall be entitled to the following payments and benefits: (i) any portion of the Employee's base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed, all determined as of the Date of Termination and payable within thirty (30) days of such date;
(ii) a single lump sum payment equal to a pro rata award under any Bonus Plan of the Company then in effect, payable in accordance with the terms of any such Bonus Plan within thirty (30) days of the Date of Termination and (iii) any benefits resulting from the fringe benefits described in Section 4 upon the Employee's death or Retirement (whichever is applicable) in accordance with the provisions of the plan or program that provides each applicable fringe benefit. In the absence of a beneficiary designation by the Employee, or, if the Employee's designated beneficiary does not survive the Employee, benefits described in this Section 6(a) shall be paid to the Employee's estate.

                           b. DISABILITY.

                                    (i)   During any period that the Employee
fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Employee shall continue to receive his base salary and any bonus under any Bonus Plan then in effect at the rate then in effect for such period until his employment is terminated pursuant to
Section 5(a)(i); provided, however, that payments of base salary and bonus so made to the Employee shall be reduced by the sum of the amounts, if any, that were payable to the Employee at or before the time of any such salary or bonus payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of base salary or bonus.

                                    (ii)  Upon his termination of employment
because of Disability (as defined in Section 5(a)(i)), the Employee shall be entitled to the following payments and benefits:

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                                            A. Those described in Section 6(a);

                                            B. For a period of thirty-six (36)
                                               months following his Date of
                                               Termination, severance pay, paid
                                               monthly, equal to his base salary
                                               in effect at the Date of
                                               Termination;

                                            C. For a period of thirty-six (36)
                                               months following his Date of
                                               Termination, monthly payments
                                               equal to one-twelfth (1/12th) of
                                               the Employee's annual bonus,
                                               determined under the provisions
                                               of any Bonus Plan then in effect,
                                               based upon his base salary at the
                                               Date of Termination;

                                            D. For a period of thirty-six (36)
                                               months following his Date of
                                               Termination, continuation of all
                                               fringe benefits described in
                                               Section 4, except for group
                                               medical insurance, in effect at
                                               the Date of Termination; and

                                            E. For a period of forty-eight (48)
                                               months following his Date of
                                               Termination, continuation of the
                                               Company's group medical insurance
                                               for the Employee and his
                                               dependents, as in effect at the
                                               Date of Termination.

                  Notwithstanding any provision of this Section 6(b)(ii), severance payments made to the Employee pursuant to Sections 6(b)(ii)(B) or (C) shall be reduced by the sum of the amounts, if any, that were payable to the Employee at or before the time of any such severance payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce either any such severance payment or any payment of base salary or bonus under Section 6(b)(i).

                           c. TERMINATION BY COMPANY WITHOUT CAUSE, OR
TERMINATION BY EMPLOYEE FOR GOOD REASON. In the event that the Company terminates the Employee's employment without Cause or the Employee terminates his employment for Good Reason, the Employee shall be entitled to the following payments and benefits:

                                    (i)   Those described in Section 6(b)(ii);

                                    (ii)  As of his Date of Termination, the
                                          Employee shall become fully vested in
                                          all employee benefit programs (other
                                          than any tax qualified retirement or
                                          savings plan, the Employee's interest
                                          in which shall vest in accordance with
                                          such plan's

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                                          terms), including, without limitation,
                                          any stock options and awards under any
                                          Stock Plan in effect and all benefits
                                          under any SERP in effect, in which he
                                          was a participant at the time of the
                                          termination of his employment;

                                    (iii) Reimbursement of all expenses incurred
                                          by the Employee through the use of any
                                          executive out-placement services to
                                          assist him to seek other employment,
                                          which shall include, but not be
                                          limited to (A) secretarial services,
                                          use of an office, phone, office
                                          supplies and office services
                                          comparable to the level of such
                                          services and supplies available to the
                                          Employee prior to the Date of
                                          Termination and (B) all unreimbursed
                                          travel expenses incurred by the
                                          Employee to seek other employment up
                                          to a maximum amount of Five Thousand
                                          Dollars ($5,000); and

                                    (iv)  A single lump sum payment, payable
                                          within thirty (30) days of the Date of
                                          Termination, equal to the Employee's
                                          non-vested interest under any tax
                                          qualified retirement or savings plan
                                          maintained by the Company which is
                                          forfeited by the Employee under such
                                          plan's terms upon his termination of
                                          employment.

                           d. TERMINATION  BY EMPLOYEE  OTHER THAN FOR GOOD
REASON OR TERMINATION BY COMPANY FOR CAUSE. In the event that the Employee terminates his employment other than for Good Reason or the Company terminates his employment for Cause, the Employee shall not be entitled to any compensation except as set forth below:

                                    (i)   Any base salary that is accrued but
                                          unpaid, any vacation that is accrued
                                          but unused, and any business expenses
                                          that are unreimbursed, all as of the
                                          Date of Termination;

                                    (ii)  In the case of termination by the
                                          Employee other than for Good Reason, a
                                          pro rata award under any Bonus Plan
                                          then in effect (as described in
                                          Section 6(a)(ii)); and

                                    (iii) Any other rights and benefits (if any)
                                          provided under plans and programs of
                                          the Company, determined in accordance
                                          with the applicable terms and
                                          provisions of such plans and programs.

                           e. MITIGATION OF DAMAGES.  Following any Date of
Termination, the Employee shall have no obligation to seek other employment. However, except in cases of termination of employment after a Change in Control, as described in Section 7, to the extent that

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the Employee becomes employed following his termination of employment with the
Company without Cause or for Good Reason, the payments and benefits described in
Section 6(c) shall be reduced as follows:

                                    (i)   Severance payments (as described in
                                          Sections 6(b)(ii)(B) and (C)) shall be
                                          reduced by fifty cents (50 CENTS) for
                                          every one dollar ($1) in compensation
                                          (either base salary or bonus) that the
                                          Employee receives through his new
                                          employment; provided, however, during
                                          the first twelve (12) months following
                                          the Employee's Date of Termination,
                                          such severance payments shall not be
                                          reduced pursuant to this provision by
                                          more than fifty percent (50%); and

                                    (ii)  The fringe benefits provided by the
                                          Company to the Employee at the Date of
                                          Termination (as described in Sections
                                          6(b)(ii)(D) and (E)) shall terminate
                                          upon the earlier of (A) the Employee's
                                          reemployment and (B) the applicable
                                          date specified under either Section
                                          6(b)(ii)(D) or
                                (E); provided, however, that the Employee's coverage and/or the coverage of his dependents under the Company's group medical insurance shall continue in effect following the Employee's reemployment with respect to claims excluded by reason of any preexisting condition clause in the group medical plan maintained by the Employee's new employer until the earlier of
                                (1) the applicable date specified in Section
                                6(b)(ii)(E) or (2) the date on which such pre-existing condition exclusion is no longer applicable to the Employee or, to the extent that coverage is continued pursuant to this provision for a dependent of the Employee, such dependent.

                  7. CHANGE IN CONTROL. A "Change in Control" shall mean the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Securities"); provided, however, that the following acquisitions shall not constitute a change in control: (i) a change in the composition of a majority of the Board of Directors of the Company within a three (3) year period, which change shall not have been approved by a majority of the persons then surviving as Directors who also comprised the Board of Directors of the Company immediately prior to the commencement of such period; or (ii) the consummation of any reorganization, merger or consolidation other than a reorganization, merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent

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(either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least sixty percent (60%) of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such reorganization, merger or consolidation; or (iii) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets.

                           b. TERMINATION OF EMPLOYMENT.  If, at any time within
two (2) years following a Change in Control, the Company terminates the Employee's employment without Cause or the Employee terminates his employment for Good Reason, the provisions of this Section 7(b) shall be applicable, instead of the provisions of Section 6(c). To the extent that the provisions of this Section 7(b) are applicable, the Employee shall be entitled to the following payments and benefits without any mitigation under Section 6(e) hereof:

                                    (i)   Those described in Section 6(a),
                                          provided all cash payments required
                                          under such section shall be made
                                          within five (5) days of the Date of
                                          Termination;

                                    (ii)  Continuation of fringe benefits, as
                                          described in Sections 6(b)(ii)(D) and
                                          (E);

                                    (iii) A single lump sum payment, payable
                                          within five (5) days of the Date of
                                          Termination, equal to the sum of (A)
                                          twice the Employee's base salary in
                                          effect upon the Date of Termination,
                                          plus (B) twice the Employee's target
                                          annual bonus, determined under any
                                          Bonus Plan of the Company then in
                                          effect, based upon the Employee's base
                                          salary at the Date of Termination,
                                          plus (C) the maximum three-year bonus
                                          payment possible under the terms of
                                          any Bonus Plan minus amounts already
                                          paid to the Employee with respect to
                                          such three-year period.

                                    (iv)  Those described in Sections 6(c)(iii)
                                          and (iv); and

                                    (v)   Reimbursement for any excise tax
                                          incurred by the Employee under Section
                                          4999 of the Internal Revenue Code due
                                          to any payment under this section,
                                          plus reimbursement for any additional
                                          income taxes incurred by the Employee
                                          resulting from the reimbursement by
                                          the Company of such excise tax.

                  8. CONFIDENTIAL INFORMATION AND COVENANT NOT TO COMPETE.

                           (a) The Employee hereby agrees that, during the term
of the Agreement and thereafter, he will not disclose to any person or otherwise use or exploit any of the

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proprietary or confidential information, including, without limitation, trade secrets, processes, records of research, proposals, programming, budgets or customer lists, regarding the Company, its business, properties, or affairs obtained by him at any time prior to or subsequent to the execution of this Agreement, except to the extent required by his performance of assigned duties for the Company.

                           (b) The Employee hereby agrees that during the term
hereof and, unless his employment is terminated by the Company without Cause or is terminated by the Employee for Good Reason, for a period of two (2) years after his termination of employment (including upon Retirement), he will not:

                                    (i)   authorize his name to be used by any
                                          person, partnership, corporation or
                                          other business entity; or

                                    (ii)  engage in or carry on, directly or
                                          indirectly, whether as advisor,
                                          principal, agent, partner, officer,
                                          director, employee, stockholder,
                                          associate or consultant of any person,
                                          partnership, corporation or other
                                          business entity

which is in material competition with any business carried on, directly or indirectly (through one or more subsidiaries or otherwise), by the Company prior to the date hereof or hereafter conducted by the Company during the term of this Agreement, directly or indirectly (through one or more subsidiaries or otherwise) in any county of the State of California or any other county of any state in the United States or municipality of a foreign country where business is then carried on or conducted by the Company.

                           The Employee shall be deemed to be engaged or
concerned with a duty or pursuit which is contrary to any provision of this Agreement only if he receives written notice to such effect, setting forth with reasonable specificity the basis of such claim, from the Company. If, within thirty (30) days from the date of his receipt of any such written notice, the Employee shall take such steps as shall eliminate his engagement in or concern with such duties or pursuits as are specified in such notice as being contrary to this Agreement, the Employee shall not be deemed to have breached any of the provisions of this Agreement in connection therewith or with respect thereto.

                           (c) The Employee agrees that the remedy at law for
any breach by him or any of the covenants and agreements set forth in this
Section 8 will be inadequate and that in the event of any such breach, the Company may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements.

                           (d) The parties hereto agree that the duration and
area for which the covenant not to compete is set forth in subparagraph (b) above is to be effective are reasonable. In the event that any court determines that the time period and/or the area covered thereby are

                                       10

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unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state within the United States of America and one for each municipality of any foreign country where this covenant is intended to be effective.

                           (e) The Employee will sign separate agreements,
policies or certifications regarding Intellectual Property, Ethical Business Practices and Conflicts of Interest, on such forms as are adopted by the Company from time to time for its executives.

                  9. GENERAL PROVISIONS.

                           (a) NOTICES.  Any notice to be given pursuant to this
Agreement shall be in writing and shall be deemed duly given three (3) days after deposit in the mail, certified mail, return receipt requested, to the party to receive such notice at the address specified below:

         If to the Company, to:

                                            Xenotech, Inc.
                                            Attn:  Mr. Robert G. Baker
                                            Suite 1/41 Walters Drive
                                            Osborne Park, 6017
                                            Western Australia
                                            Fax:  011-61-09-446-3340


         If to the Employee, to:
                                            Mr. Neil W. Speakman
                                            Minwood, Golf Club Road
                                            Woking, Surrey
                                            United Kingdom GU222 OLU
                                            Fax: 011-01-48-372-0429

         Either party may change its name and/or address for purposes of this Section by giving the other written notice of the new name and/or address in the manner set forth above.

                           (b) ASSIGNMENT.  This Agreement shall inure to the
benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives, successors and assigns, but neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto, any beneficiary or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against the Employee, his beneficiary, or any other person. Notwithstanding the foregoing, the Company will assign this Agreement to any corporation or other business entity succeeding to substantially all of the business and assets of the Company by merger,

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consolidation, sale of assets, or otherwise and shall obtain the assumption of this Agreement by such successor.

                           (c) WAIVER OF BREACH.  The waiver by the Company or
the Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other.

                           (d) NONEXCLUSIVITY OF RIGHTS.  Nothing in this
Agreement shall prevent or limit the Employee's continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Company and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other agreements with the Company. Amounts that are vested benefits or that the Employee is otherwise entitled to receive under any plan or program of the Company at or after the Date of Termination, shall be payable in accordance with such plan or program.

                           (e) ENTIRE  AGREEMENT/MODIFICATION.  This Agreement,
shall supersede any and all other agreements, either oral or written, between the parties hereto with respect to the employment of the Employee by the Company. Each party to this Agreement acknowledges that no other representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party, and that no other agreement, statement or promise with respect to the employment of the Employee by the Company not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing, signed by the party to be charged.

                           (f) PARTIAL INVALIDITY.  If any provision of this
Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                           (g) GOVERNING LAW.  The validity of this Agreement
and the interpretation and performance of all of its terms shall be governed by the laws of Canada.

                           (h) ARBITRATION.  Any controversy, claim or dispute
between the parties directly or indirectly concerning this Agreement or the breach hereof, or the subject matter hereof (except in instances where only injunctive relief is sought by the Company), shall be finally settled by arbitration held in the State of California. Any legal expenses incurred by the Company in connection with any such claim or dispute shall be paid by the Company. To the extent that the Employee prevails in any claim or dispute to enforce or defend his rights under this Agreement, any legal expenses incurred by the Employee in such claim or dispute shall be paid by the Company; provided that, in addition, if the Employee does not prevail in any claim or dispute to enforce or defend his rights under this Agreement following a Change in Control, the Company shall nevertheless pay fifty percent (50%) of any legal expenses incurred by the Employee in such claim or dispute.

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


                           (i) CAPTIONS.  The captions in this Agreement are for
convenience and for identification purposes only, are not an integral part of this Agreement and are not to be considered in the interpretation of any part hereof.

                           (j) COUNTERPARTS.  This Agreement may be executed in
one or more counterparts, each of which shall be deemed an original, but together which shall constitute one and the same document.

                  IN WITNESS WHEREOF, Xenotech, Inc., has caused this Agreement to be executed by an appropriate officer and the Employee has executed the same as of the day and year first above written.

                                         XENOTECH, INC.
                                         a Canadian corporation


                                         By:
                                            ------------------------------------
                                            Robert G. Baker
                                            President



                                             -----------------------------------
                                             Neil W. Speakman

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